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                                                                    EXHIBIT 23.1

                         Independent Auditors' Consent

The Board of Directors
Bank of Canton of California:

We consent to the incorporation by reference in the registration statement
(No. 333-97057) on Form S-3 of UCBH Holdings, Inc. of our report dated March 1, 2002, with respect to the consolidated balance sheets of Bank of Canton of California as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the Form 8-K of UCBH Holdings, Inc. dated October 28, 2002.

/s/ KPMG LLP


San Francisco, California
November 11, 2002